Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-268784 and 333-274277) and on Form S-3 (No. 333-275559) of Dragonfly Energy Holdings Corp. (the “Company”) of our report dated April 17, 2023, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Spokane, Washington

April 16, 2024